SUBSIDIARIES OF BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

As of 03/31/2024

Name of Subsidiary	Jurisdiction of Incorporation of Organization
BLICNY Property Ventures, LLC	Delaware